EXHIBIT 99.1

  The Middleby Corporation Reports Record First Quarter Results and
                    Announces 2-for-1 Stock Split

    ELGIN, Ill.--(BUSINESS WIRE)--May 3, 2007--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the first quarter ended March 31, 2007. Net earnings for the first quarter were $10,720,000 or $1.28 per share on net sales of $105,695,000 as compared to the prior year first quarter net earnings of $8,051,000 or $0.97 per share on net sales of $96,749,000.

    The company also today announced that its Board of Directors has approved a 2-for-1 stock split on its common stock. The 2-for-1 split will be effected as a stock dividend. Stockholders as of the close of business on June 1, 2007, will be issued one additional share for each share of common stock held on the record date, with a payment date of June 15, 2007. The stock split will increase the number of shares outstanding from approximately 7.8 million to approximately 15.6 million shares.

    First Quarter Financial Highlights

    -- Net sales rose 9.2% in the first quarter. The net sales increase reflects the impact of the Houno acquisition, which accounted for 3.7% of the sales growth in the first quarter. Excluding the impact of acquisition, sales grew organically 5.5%, reflecting an 8.2% increase in the commercial foodservice equipment sales offset in part by a 10.9% reduction in sales of the food processing equipment segment, which was acquired in December 2005. The increase in commercial foodservice equipment sales reflects continued success of new product introductions and growth in sales with restaurant chains. The reduction in food processing equipment sales reflects the impact of integration initiatives put in place shortly after the December 2005 acquisition to increase profit margins, including increased controls over contract pricing and product line rationalization.

    -- Operating income increased by 24.1% to $18,806,000 from $15,148,000, reflecting the benefit of increased sales. As a percentage of sales, operating income increased to 17.8% from 15.7% in the prior year, reflecting increased margins at the food processing segment and the impact of increased operating leverage on higher volumes. This margin improvement was offset in part by the impact of rising steel costs.

    -- Net interest expense decreased to $1,244,000 in the first quarter as compared to $1,796,000 in the prior year quarter due to reduced debt levels offset in part by increased interest rates.

    -- Earnings per share increased 32.0% to $1.28 from $0.97 as a result of the increase in net sales and improvements in operating profit margins.

    -- Total debt at the end of the 2007 first quarter amounted to $87,481,000 as compared to $120,540,000 at the end of the 2006 first quarter and $82,802,000 at the beginning of the year. Increased borrowings from the beginning of the year were utilized to fund increased working capital levels moving into the peak seasonal periods and to fund the payment of 2006 customer rebate programs and employee incentive obligations paid during the first quarter of 2007.

    Selim A. Bassoul Chairman and Chief Executive Officer said, "We were pleased with the results of the first quarter of 2007. We continued to realize sales and earnings growth across our brands, fueled in part by increased sales of new products. During the first quarter we were pleased to introduce our newest Middleby Marshall conveyor oven at the Pizza Expo 2007. The space savings platform of the Mini-WOW! oven has a 40" bake chamber and is 35% faster and 30% more energy efficient than prior models of this size. During the second quarter we will be demonstrating several new products at the National Restaurant Association show, including the Blodgett Hydrovection oven and the Pitco Soltsice Rethermalizer, both which have won the Kitchen Innovation award from the National Restaurant Association."

    Mr. Bassoul further commented, "We were also pleased with the continuing progress made at our acquisitions. We continued to realize significant improvement in profitability at our Alkar Rapidpak business unit acquired in December 2005. Although we realized a reduction in sales at this business unit as compared to the prior year first quarter, we more than doubled the operating profits as compared to the prior year quarter. We expect that sales in upcoming quarters will continue to be lower than the prior year due to acquisition related initiatives that were put in place during 2006 to eliminate unprofitable sales."

    Mr. Bassoul added, "On April 1, 2007, we completed the acquisition of Jade Range from Maytag Corporation. This acquisition further strengthens Middleby's position in ranges and ovens with a leading industry brand. This acquired business has approximately $20 million in annual sales and operating losses of approximately $3 million. Although we anticipate this transaction will be dilutive to the 2007 results, we are taking initiatives to reduce the losses at this business. We expect to realize continued improvement in the profitability at this division throughout 2007 and anticipate this transaction will be accretive to earnings in 2008."

    Mr. Bassoul concluded, "As we progress into 2007, we continue to face the challenge of increasing steel costs which will place pressure on our profit margins. We will make efforts to offset rising material costs by continuing to increase operating efficiencies. We will continue to invest in development and introduction of new products focused on speed of cooking and energy savings. We will also continue to pursue acquisitions of leading brands and technologies in the commercial foodservice and food processing industries."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Friday, May 4 and can be accessed by dialing (800) 367-5339 and providing conference code 8220595 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 8220595. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial restaurants, institutional kitchens and food processing operations throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), Jade(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                             (Unaudited)


                                               Three Months Ended
                                          1st Qtr, 2007  1st Qtr, 2006
                                          -------------  -------------
Net sales                                     $105,695        $96,749
Cost of sales                                   64,590         61,225
                                          -------------  -------------

    Gross profit                                41,105         35,524

Selling & distribution expenses                 11,116         10,125
General & administrative expenses               11,183         10,251
                                          -------------  -------------

    Income from operations                      18,806         15,148

Interest expense and deferred financing
 amortization, net                               1,244          1,796
Other (income), net                               (107)           (93)
                                          -------------  -------------

    Earnings before income taxes                17,669         13,445

Provision for income taxes                       6,949          5,394
                                          -------------  -------------

    Net earnings                               $10,720         $8,051
                                          =============  =============


Net earnings per share:

    Basic                                        $1.38          $1.06
                                          =============  =============

    Diluted                                      $1.28          $0.97
                                          =============  =============
Weighted average number shares:

    Basic                                        7,755          7,618
                                          =============  =============

    Diluted                                      8,370          8,268
                                          =============  =============



                       THE MIDDLEBY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                          (Amounts in 000's)
                             (Unaudited)



                                         Mar. 31, 2007   Dec. 30, 2006
                                         --------------  -------------
 ASSETS

Cash and cash equivalents                       $4,053         $3,534
Accounts receivable, net                        53,749         51,580
Inventories, net                                52,146         47,292
Prepaid expenses and other                       1,831          3,289
Prepaid taxes                                    3,193          1,129
Current deferred tax assets                     10,061         10,851
                                         --------------  -------------
    Total current assets                       125,033        117,675

Property, plant and equipment, net              28,275         28,534

Goodwill                                       101,247        101,258
Other intangibles                               34,963         35,306
Other assets                                     2,055          2,249
                                         --------------  -------------

    Total assets                              $291,573       $285,022
                                         ==============  =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt           $16,347        $16,838
Accounts payable                                20,618         19,689
Accrued expenses                                59,954         69,636
                                         --------------  -------------
    Total current liabilities                   96,919        106,163

Long-term debt                                  71,134         65,964
Long-term deferred tax liability                 2,665          5,867
Other non-current liabilities                    6,734          6,455

Stockholders' equity                           114,121        100,573
                                         --------------  -------------

    Total liabilities and stockholders'
     equity                                   $291,573       $285,022
                                         ==============  =============


    CONTACT: The Middleby Corporation
             Timothy FitzGerald, Chief Financial Officer, 847-429-7744